UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 26, 2012

RALPH LAUREN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

001-13057	13-2622036
(Commission File Number)	(IRS Employer Identification No.)

650 MADISON AVENUE, NEW YORK, NEW YORK	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 318-7000

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On June 26, 2012, Ralph Lauren Corporation (the “Company”) entered into an amended and restated employment agreement with Ralph Lauren (the “New Employment Agreement”). The New Employment Agreement has a term that ends on April 1, 2017 (the end of the Company’s 2017 fiscal year) and replaces Mr. Lauren’s current employment agreement, the term of which would have ended at the end of the Company’s current fiscal year.

Under the New Employment Agreement, Mr. Lauren will continue to serve as Chairman and Chief Executive Officer of the Company and will be entitled to an annual base salary of $1.75 million and will have a target bonus opportunity in the amount of $9 million for each fiscal year during the term of the New Employment Agreement. The maximum bonus provided for under the New Employment Agreement in any fiscal year, subject to compliance with the Company’s Executive Officer Annual Incentive Plan, is $13.5 million, which constitutes 150% of Mr. Lauren’s target bonus opportunity.

Under the New Employment Agreement, Mr. Lauren will also be entitled to an annual stock award grant with a target value of $14 million for each fiscal year during the term of the New Employment Agreement. One-third of each such annual stock award shall consist of stock options to purchase shares of the Company’s Class A Common Stock, and the remaining two-thirds of such annual stock award shall consist of restricted performance share units (“RPSUs”) under the Company’s 2010 Long-Term Stock Incentive Plan.  The stock options will have an exercise term of seven years and will vest ratably on the first three anniversaries of the date of grant, subject in all cases to earlier termination or accelerated vesting upon the termination of Mr. Lauren’s employment in certain circumstances.  Each grant of RPSUs will vest at the end of a three-year performance period subject to Mr. Lauren’s continued employment with the Company and the Company’s achievement of its performance goals (except in the case of termination of employment under certain circumstances, as further discussed below).  One half of each annual grant of RPSUs shall vest and be paid out based on the attainment by the Company of a level of cumulative net earnings established by the Compensation & Organizational Development Committee of the Company’s board of directors (the “Compensation Committee”), in its sole discretion, for such three-year performance period (“Cumulative Net Earnings RPSUs”). With respect to each such annual grant of Cumulative Net Earnings RPSUs, Mr. Lauren shall be entitled to vest in and receive payment with respect to a percentage of such RPSUs as set forth below:

Performance Level	% of Goal(s) Achieved	% of Cumulative Net Earnings RPSUs vested/paid
Below Threshold	Below 70%	0%
Threshold	70%	75%
Target	100%	100%
Maximum	110% or more	150%

The other half of each annual grant of RPSUs (“Relative TSR RPSUs”) shall vest on the same basis as the Cumulative Net Earnings RPSUs, but shall also be subject to an additional relative performance metric – a total shareholder return modifier (“TSR Modifier”).  The TSR Modifier is based on the relative performance of the Company’s stock price (“Relative TSR”), which measures the performance of the Company’s share price and dividends compared to the TSR generated by the S&P 500 during the applicable three-year performance period.  At the end of each performance period, the Compensation Committee will adjust the final Relative TSR RPSU award by the amount of the TSR Modifier as set forth below:

Relative TSR Performance Range	TSR Adjustment
≥80th Percentile	125%
≥60th but <80th Percentile	112.5%
≥40th but <60th Percentile	100%
≥30th but <40th Percentile	87.5%
<30th Percentile	75%

There shall be no interpolation for performance between identified Relative TSR performance levels.  Mr. Lauren’s RPSUs are eligible to receive dividend equivalents that are converted into additional RPSUs.  In no event shall any stock option or RPSU contain single trigger change in control acceleration provisions, except in circumstances where the acquirer fails to assume the award in connection with any change in control transaction.

The New Employment Agreement requires Mr. Lauren to fly on his own or other private aircraft for security purposes and further provides that Mr. Lauren is entitled to reimbursement by the Company for any private aircraft travel expenses he incurs, whether business related or personal, without any tax gross-up, up to a maximum aggregate amount of $200,000 per fiscal year.

If Mr. Lauren’s employment terminates as a result of his death or disability, he or his estate would be entitled to receive a lump sum cash payment equal to the sum of: (i) his base salary through the date on which his death or termination due to disability occurs; (ii) any accrued and unpaid compensation as of the date of termination of his employment; and (iii) a pro rata portion, based on the number of days he worked in the fiscal year prior to the termination of his employment, of the annual bonus he would otherwise have received for the fiscal year in which his death or termination due to disability occurred, provided that such pro rata bonus will be paid at the same time as bonuses are paid to the Company’s other executives. In addition, any unvested stock options held by Mr. Lauren will vest immediately and remain exercisable for a period of three years from the date of termination of his employment and all of his unvested RPSUs will vest at target in their entirety on the date of his termination of employment (unless the termination is based on death and occurs in the last year of the performance period, in which case the unvested RPSUs will vest and be paid out based on actual performance during the performance period), and be payable in shares of Class A Common Stock.

If Mr. Lauren resigns for good reason, or if the Company terminates Mr. Lauren’s employment without cause, Mr. Lauren would be entitled to receive a lump sum cash payment equal to the sum of: (i) two years of his base salary; (ii) any accrued and unpaid compensation as of the date of termination of his employment; and (iii) two times the average annual bonus paid to Mr. Lauren for the two fiscal years immediately preceding the fiscal year in which the termination of his employment occurred. In addition, Mr. Lauren would be entitled to receive a pro-rated portion of the bonus he would otherwise have received for the fiscal year in which his termination of employment occurred, payment of which would be made when bonuses are paid to the Company’s other executives.  In addition, any unvested stock options will continue to vest on their scheduled vesting dates, provided that Mr. Lauren complies with certain noncompete and other restrictive covenants. Under the New Employment Agreement, any unvested RPSUs will vest based on actual performance over the applicable performance period as if Mr. Lauren had remained employed to the end of the performance period. The Company will also be obligated to continue to provide Mr. Lauren with office facilities and secretarial assistance, welfare and medical plan coverage and use of a car and driver during the two year severance period.

Under the New Employment Agreement, in the event of a termination for any reason other than for good reason, death or disability, or if the Company terminates Mr. Lauren’s employment for cause, but not including a termination by reason of the Company’s non-renewal of the New Employment Agreement, then any unvested RPSUs and any unexercised stock options held by Mr. Lauren shall be forfeited and Mr. Lauren will be entitled to a lump sum cash payment equal to: (i) the sum of his base salary through the date of termination of his employment and (ii) any accrued and unpaid compensation as of the date of termination of his employment. Under the New Employment Agreement, if Mr. Lauren terminates his employment for any reason other than for good reason, death or disability, or if the Company terminates Mr. Lauren’s employment for cause, but not including a termination by reason of the Company’s non-renewal of the New Employment Agreement, then Mr. Lauren will not receive a pro rata portion of his annual bonus for the fiscal year in which such termination occurred. The definition of good reason under the New Employment Agreement specifies that the termination of employment had to occur within one year following the occurrence of the basis for such good reason to terminate, and that Mr. Lauren had to notify the Company of the existence of such good reason within 90 days of its occurrence and the Company has 30 days to cure the basis for such good reason.

If Mr. Lauren’s employment terminates at the end of the term by reason of the Company’s failure to offer to extend the term or offer to enter into a new employment agreement on substantially the same terms as in the New Employment Agreement, then he will be entitled to receive: (i) any accrued and unpaid compensation as of the date of termination; and (ii) his bonus for the fiscal year ending on the last day of the term.  In addition, Mr. Lauren’s unvested and unexercised stock options and unvested RPSUs shall vest and/or become exercisable in the same manner as if he resigned for good reason or if the Company terminated his employment without cause.

The above described amounts payable to Mr. Lauren are subject to his compliance with the following restrictive covenants: (i) not to compete with the Company anywhere in the world for two years following the termination of his employment; (ii) not to solicit any employee of the Company or any licensee thereof for three years following the termination of his employment; (iii) not to disparage the Company for three years following the termination of his employment; and (iv) not to disclose any confidential information of the Company.

The above description is qualified in its entirety by reference to the New Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

EXHIBIT NO. 10.1	DESCRIPTION Amended and Restated Employment Agreement, made effective as of June 26, 2012, between the Company and Ralph Lauren.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RALPH LAUREN CORPORATION

Date: July 2, 2012	By:	/s/ Tracey T. Travis
Name: Tracey T. Travis
Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

10.1	Amended and Restated Employment Agreement, made effective as of June 26, 2012, between the Company and Ralph Lauren.